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                                                                  Exhibit (h)(8)





                          SUB-ADMINISTRATION AGREEMENT
                          ----------------------------

         AGREEMENT, made as of this 1st day of January, 2003 between BISYS FUND SERVICES OHIO, INC. (the "Administrator"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, OH 43219, and BANK OF HAWAII, (the "Sub-Administrator"), a Hawaii banking corporation with its principal office at 130 Merchant Street, Honolulu, Hawaii 96813.

         WHEREAS, the Administrator entered into an Administration Agreement dated February 1, 2002 (the "Administration Agreement"), with PACIFIC CAPITAL FUNDS (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, OH 43219, concerning the provision of administrative services for the Trust and the underlying investment portfolios of the Trust (individually referred to herein as a "Fund" and collectively as the "Funds"); and

         WHEREAS, the Administrator desires to retain the Sub-Administrator to assist it in performing administrative services with respect to each Fund covered by the Administration Agreement and Sub-Administrator is willing to perform such services on the terms and conditions set forth in this Agreement;

         NOW THEREFORE, in consideration of the mutual promises and covenants herein set forth the parties agree as follows:

         1. Services as Sub-Administrator. As provided herein, the Sub-Administrator will perform the following duties:

              (i) assist the administrator in the supervision of all aspects of the operations of the Fund except those performed by the distributor for the Funds under its Distribution Agreement, the transfer agent for the Funds under its Transfer Agency Agreement, the fund accountant under its Fund Accounting Agreement, and the investment adviser for the Funds under its Investment Advisory Agreement;

              (ii) serve as liaison between the Trust and certain other service providers;

              (iii) furnish statistical and research data;


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              (iv)  assist the Administrator in the preparation of compliance filings pursuant to state securities laws with the advice of the Trust's counsel and coordinate with the transfer agent to monitor the sale of the Funds' shares;

              (v) assist the Administrator to the extent requested by the Administrator in the preparation, mailing, and filing of the Trust's Annual and Semi-Annual Reports to Shareholders and its Registration Statement;

              (vi) assist the Administrator in the preparation of Proxy Statements and related documents with the advice of Trust's counsel and coordinate the distribution of such documents; and

              (vii) provide Trustee Board meeting support, including the preparation of documents related thereto.

         2. Compensation. The Administrator shall pay the Sub-Administrator for the services provided under this Agreement a fee with respect to each Fund calculated at the annual rate of three one-hundredths of one percent (.03%) of such Fund's average daily net assets. The fee payable hereunder shall be calculated and paid on a monthly basis. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be prorated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

            For the purpose of determining fees payable to the Sub-Administrator, the net asset value of each Fund shall be computed in the same manner as in the Administration Agreement.

         3. Effective Date. This Agreement shall become effective as of the date first written above (or, if a particular Fund is not in existence on that date, on the date specified in the amendment to Schedule A to this Agreement relating to such Fund or, if no date is specified, the date on which such amendment is executed) (the "Effective Date").

         4. Term. This agreement shall continue in effect with respect to each Fund for such time as the Administration Agreement shall be in effect with respect to such Fund.

         5. Standard of Care; Uncontrollable Events; Limitation of Liability. The duties of the Sub-Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against it hereunder. The Sub-Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties



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hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. Any officer, director, employee or agent of the Sub-Administrator who is or who becomes an officer, Trustee, employee or agent of the Trust shall be deemed, when engaged in rendering the Services hereunder in such capacity, to be rendering services directly to or for the Trust, and shall not be deemed to be acting as an officer, director, employee or agent or one under the control or direction of Administrator.

         The Sub-Administrator shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable for any action taken or omitted by it in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of the Sub-Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against it hereunder.

         The Sub-Administrator shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust's or the Administrator's reasonable request, the Sub-Administrator shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, the Sub-Administrator assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond its reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, the Sub-Administrator shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

         6. Reliance on Records and Instructions; Indemnification

         The Sub-Administrator shall indemnify, defend, and hold the Administrator harmless from and against any and all claims, actions and suits and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) resulting directly and proximately from the Sub-Administrator's willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.

         The Administrator shall indemnify, defend, and hold the Sub-Administrator harmless from and against any and all claims, actions and suits and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) it may directly and proximately incur as a result of actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to it by the



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Administrator; provided that this indemnity and hold harmless shall not apply in cases of the Sub-Administrator's bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties; and provided further, that Administrator's obligation under the foregoing indemnity and hold harmless shall apply only to the extent that Administrator is in fact fully indemnified and held harmless by the Trust, under the Administration Agreement, for any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) in connection with the relevant transactions, events, acts or omissions (including, without limitation, any indemnification amounts payable to the Sub-Administrator), and any payments of indemnity to Sub-Administrator shall be due only if, as and when such amounts payable to the Sub-Administrator by Administrator under this paragraph are in fact received by Administrator from the Trust.

         The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. Prior to confessing or settling any claim against it which may be the subject of this indemnification, an indemnified party shall give the indemnifying party written notice of and reasonable opportunity to defend against said claim in its own name or in the name of the indemnified party.

         The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

         7. Record Retention and Confidentiality. The Sub-Administrator shall keep and maintain on behalf of the Administrator and the Trust all books and records which the Trust and the Sub-Administrator are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act. The Sub-Administrator further agrees that all



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such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust, by the Administrator, or by the Securities and Exchange Commission at reasonable time and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-conditioned authorities or court process.

         8. Rights of Ownership. All computer programs and procedures developed to perform the services to be provided by the Sub-Administrator under this Agreement are the property of the Sub-Administrator. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Administrator and/or the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

         9. Return of Records. The Sub-Administrator may at its option at any time, and shall promptly upon the demand of the Administrator and/or the Trust, turn over to the Administrator and/or the Trust and cease to retain the Sub-Administrator's files, records and documents created and maintained by the Sub-Administrator pursuant to this Agreement which are no longer needed by the Sub-Administrator in the performance of its services or for its legal protection. If not so turned over to the Administrator and/or the Trust, such documents and records will be retained by the Sub-Administrator for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Administrator and/or the Trust unless the Trust authorizes in writing the destruction of such records and documents.

         10. Notices. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the Administrator at the following address: 3435 Stelzer Road, Columbus, OH 43219, Attn: President, and to the Sub-Administrator at the following address: Bank of Hawaii at 130 Merchant Street, Honolulu, Hawaii 96813, Attn: William Henry, or at such other address as either party may from time to time specify in writing to the other party pursuant to this Section.

         11. Headings. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         12. Assignment. This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party and with the specific written consent of the Trust.

         13. Governing Law. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of The Commonwealth of Massachusetts.




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         14. Confidentiality/Privacy. The Sub-Administrator agrees on behalf of itself and its employees to treat confidentially and as the proprietary information of the Trust, all records and other information relative to the Trust and prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except, after prior notification to and approval in writing by Administrator or the Trust, which approval shall not be unreasonably withheld.

         The Sub-Administrator acknowledges that nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to Administrator, or collected or retained by Administrator to perform its duties as administrator of the Funds shall be considered confidential information. Sub-Administrator Service Trust shall not give, sell or in any way transfer such confidential information to any person or entity, except at the direction of Administrator or as required or permitted by law. Sub-Administrator shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust. The Sub-Administrator acknowledges receipt of the Trust's Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P.

         15. Representations and Warranties. The Administrator represents and warrants to the Sub-Administrator that this Agreement has been duly authorized by the Administrator and, when executed and delivered by the Administrator, will constitute a legal, valid and binding obligation of the Administrator, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

             The Sub-Administrator represents and warrants that: (a) the Sub-Administrator's equipment, facilities and other property used in the performance of its obligations hereunder, and the various procedures used by it to maintain and safeguard all data and records relating thereto from loss or damage attributable to fire, theft or any other cause, are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder; and (b) this Agreement has been duly authorized by Sub-Administrator and, when executed and delivered by Sub-Administrator, will constitute a legal, valid and binding obligation of Sub-Administrator, enforceable against Sub-Administrator in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.




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                                          BISYS FUND SRVICES OHIO, INC.

                                                   /s/ William J. Tomko
                                          By:  _____________________________
                                                   William J. Tomko
                                                   President



                                          BANK OF HAWAII

                                                   /s/ Donna Tanoue
                                          By:  _____________________________
                                                   Donna Tanoue
                                                   Vice Chairman

                                          Approved and Accepted:


                                          PACIFIC CAPITAL FUNDS

                                                   /s/ William Henry
                                          By:  _____________________________
                                                   William Henry
                                                   President


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                                   SCHEDULE A
                                     TO THE
                          SUB-ADMINISTRATION AGREEMENT
                                     BETWEEN
                         BISYS FUND SERVICES OHIO, INC.
                                       AND
                                 BANK OF HAWAII

NAME OF FUND
------------

-        Diversified Fixed Income Fund
-        Value Fund
-        Growth and Income Fund
-        Growth Stock Fund
-        International Stock Fund
-        New Asia Growth Fund
-        Short Intermediate U.S. Government Securities Fund
-        Small Cap Fund
-        Tax-Free Securities Fund
-        Tax-Free Short Intermediate Securities Fund
-        Ultra Short Government Fund
-        Balanced Fund